For further information contact
Ralph B. Mandell
PrivateBancorp, Inc.
312-683-7100
FOR IMMEDIATE RELEASE:

The PrivateBank and Trust Company will relocate
its Headquarters to 70 West Madison Street, Chicago
Bank to occupy mezzanine level at Madison & Dearborn

Chicago, IL, December 23, 2004 --- The PrivateBank and Trust Company, a subsidiary of PrivateBancorp, Inc. (NASDAQ:PVTB), has signed a long term 67,000 sq. ft. lease at 70 West Madison Street, Chicago, and will relocate its headquarters and Loop banking office to that location in late 2006.

The Company and Bank have been located at Ten North Dearborn, Chicago, since its founding in 1989, where it now occupies approximately 42,000 sq. ft. over seven floors.

“As much as we have thoroughly enjoyed our current quarters these past 15 years, the continued growth of our Company dictated that we seek significant, additional space. We are delighted that we will not only be in one of Chicago’s most recognizable buildings in the Loop, but that our clients will enjoy easy access to our Bank, which will be located on the mezzanine level at the northwest corner of Madison and Dearborn. For our staff, the space provides all the technological requisites, comfort, plus the life and safety features of a first class property. In addition to our banking office to be located on the mezzanine, we will occupy the eighth and ninth floors, with options to expand into additional space as we continue to grow. Architecturally, our new headquarters will reflect the distinctive sophistication, discreetness and intimacy that our clients have come to expect,” said Ralph B. Mandell, Chairman, President & CEO of PrivateBancorp, Inc.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank - St. Louis, and a mortgage company, The PrivateBank Mortgage Company. The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company, which had assets of $2.4 billion at September 30, 2004, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri. In April, 2004 the Company announced plans to open two new offices - one on Chicago’s Gold Coast in the historic Palmolive Building at the corner of North Michigan Avenue and Walton Place and one in downtown Milwaukee, The PrivateBank - Wisconsin.

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